Exhibit 99.1

Sphere 3D Announces a Warrant Inducement Transaction for $4.0 Million in Gross Proceeds

STAMFORD, Connecticut, October 17, 2025 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company, today announced its entry into a warrant inducement agreement with an existing institutional investor of the Company for the immediate exercise of the November 2024 warrants to purchase up to 4,368,211 shares of common stock (the "Existing Warrants"). The Existing Warrants will be exercised at a reduced exercise price of $0.94 for total gross cash proceeds of approximately $4.0 million, before deducting financial advisor fees and other transaction expenses. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

In consideration for the immediate exercise in full of the Existing Warrants, the investor will receive in a private placement new October 2025 unregistered warrants to purchase up to 8,736,422 shares of common stock (the "New Warrants"). The New Warrants will have an exercise price of $0.94 and will be initially exercisable on the date that stockholder approval of the exercise of the New Warrants is obtained. The New Warrants will expire five years from the date of such approval. The closing of the warrant inducement transaction is expected to occur on or about October 17, 2025, subject to satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners acted as the exclusive financial advisor in connection with the transaction.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of common stock issuable upon exercise of the New Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Contact:

Investor.relations@sphere3d.com